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                                                                      Exhibit 12

                               H.B. FULLER COMPANY
             Computations of Ratios of Earnings to Fixed Charges and
        Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
                             (Thousands of Dollars)

                                                        First                    Fiscal Year
                                                       Quarter    ---------------------------------------------------
                                                         2003       2002       2001        2000      1999      1998
                                                      ---------   --------   --------    --------  --------   -------
Ratio of Earnings to Fixed Charges:
Earnings:
Income before income taxes, minority interests,
  equity investments and accounting change*           $  4,759    $ 40,312   $ 61,302    $ 74,770  $ 72,398   $31,562
Add:
Interest expense                                         4,023      18,389     22,379      24,918    27,907    28,050
Interest portion of rental expense                         425       1,702      1,326       1,252     1,096     1,154
Distributed earnings of 20-50% owned companies               -           -      1,240         734         -         -
                                                      --------    --------   --------    --------  --------   -------
Total Earnings Available for Fixed Charges            $  9,207    $ 60,403   $ 86,247    $101,674  $101,401   $60,766
                                                      ========    ========   ========    ========  ========   =======

Fixed charges:
Interest on debt                                      $  3,765    $ 17,559   $ 21,678    $ 24,296   $27,264   $27,811
Interest portion of rental expense                         425       1,702      1,326       1,252     1,096     1,154
                                                      --------    --------   --------    --------  --------   -------
Total fixed charges                                   $  4,190    $ 19,261   $ 23,004    $ 25,548   $28,360   $28,965
                                                      ========    ========   ========    ========  ========   =======

Ratio of earnings to fixed charges                         2.2         3.1        3.7         4.0       3.6       2.1

Ratio of Earnings to Fixed Charges and Preferred
 Stock Dividends:
Total fixed charges, as above                         $  4,190    $ 19,261   $ 23,004    $ 25,548  $ 28,360   $28,965
Dividends on preferred stock (pre-tax basis)                 -          11         23          24        25        26
                                                      --------    --------   --------    --------  --------   -------
Total fixed charges and preferred stock dividends     $  4,190    $ 19,272   $ 23,027    $ 25,572  $ 28,385   $28,991
                                                      ========    ========   ========    ========  ========   =======
*Earnings available for fixed charges and preferred
  stock dividends                                     $  9,207    $ 60,403   $ 86,247    $101,674  $101,401   $60,766
                                                      ========    ========   ========    ========  ========   =======

Ratio of earnings to fixed charges and preferred
  stock dividends                                          2.2         3.1        3.7         4.0       3.6       2.1
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